NEWS RELEASE

ASTEC REPORTS SECOND QUARTER 2022 RESULTS

Second Quarter 2022 Highlights (all comparisons are made to the prior year second quarter):
•Net Sales increased 14.6% to $318.2 million
•Gross Profit Margin of 19.0% decreased 480 bps
•Net Income decreased 147.0% to a loss of $3.9 million; Adjusted Net Income of $4.3 million decreased 59.0% from $10.5 million
•Diluted EPS of $(0.17) compared to $0.36; Adjusted EPS of $0.19 decreased from $0.46
•Backlog increased 92.0% to a record level of $837.4 million

CHATTANOOGA, Tenn. (August 2, 2022) – Astec Industries, Inc. (Nasdaq: ASTE) announced today its financial results for the second quarter of 2022.

Second quarter of 2022 net sales of $318.2 million increased 14.6% compared to $277.6 million for the second quarter of 2021, an increase of $40.6 million or 14.6%. The increase in net sales was driven by volume, pricing and mix in equipment and parts sales. Domestic sales increased $47.0 million or 23.3% mainly due to increases in equipment and parts sales in both the Infrastructure and Materials Solutions groups. International sales decreased $6.4 million or 8.4% primarily due to lower equipment sales partially offset by increased parts and component sales. Sales declines in Europe and Mexico were partially offset by higher sales in South America, Brazil and Canada.

Backlog as of June 30, 2022 of $837.4 million increased by $401.3 million, or 92.0% compared to the backlog of $436.1 million on June 30, 2021. Domestic backlog increased by 108.1% to $705.1 million while international backlog increased by 36.0% to $132.3 million.

The Company sustained an operating loss of $4.0 million in the second quarter of 2022 compared to operating income of $10.3 million in the second quarter of 2021 representing a decrease of 138.8%. Negative operating margin of 1.3% decreased 500 basis points from 3.7% in the second quarter 2021. The variance was largely driven by inflation which outpaced sales volume, price and mix combined with foreign exchange loss of $2.3 million, which declined $2.7 million from a gain of $0.4 million in the prior year quarter. In addition, we incurred $7.1 million of higher costs associated with our transformation program and certain asset impairment charges in the current quarter. Second quarter of 2022 adjusted operating income of $6.6 million decreased 50.0% compared to $13.2 million for the second quarter of 2021. Adjusted operating margin of 2.1% decreased 270 basis points from 4.8% in second quarter 2021. Adjusted selling, general and administrative expenses, as a percentage of sales, excluding research and development expenses, declined to 14.6% in the second quarter of 2022 from 16.5% in the second quarter of 2021.

The effective income tax rate for the quarter was 17.0% compared to 20.2% in the prior year mainly due to lower earnings from operations. The adjusted tax rate for the quarter was 27.1% compared to 21.1% in the second quarter of 2021 primarily due to the relative weighting of jurisdictional income.

Net loss of $3.9 million compared to net income of $8.3 million in the second quarter of 2021 decreased $12.2 million, while diluted EPS of $(0.17) decreased from $0.36 in the second quarter of 2021. Adjusted net income of $4.3 million decreased 59.0% compared to the prior year period, while Adjusted EPS of $0.19 decreased 58.7% compared to $0.46 for the second quarter of 2021. Adjusted Net Income and Adjusted EPS excludes $8.2 million and $0.36, respectively, of incremental costs, net of tax, primarily driven by our transformation program further described in the Business Operations Update section of this news release. Such costs are from initiatives to optimize our Company for long term value creation.

EBITDA of $2.6 million decreased $15.3 million, or 85.5%, compared to the prior year EBITDA of $17.9 million. Adjusted EBITDA of $13.2 million decreased 36.5% compared to $20.8 million a year ago. Adjusted EBITDA margin declined 340 basis points from 7.5% in the second quarter of 2021 to 4.1% in the second quarter of 2022.

"Demand for Astec products continued and our backlog remained at record levels" said Barry Ruffalo, Chief Executive Officer of Astec. "However, financial results were negatively impacted by lingering supply chain disruptions. We will continue to realize prior pricing actions as we ship our backlog and, if necessary, take additional pricing actions to combat new inflationary pressures. Our procurement team is laser-focused on sourcing purchased components and mitigating inbound deliveries and increased costs while all of Astec focuses on meeting customer expectations. Despite these challenges in the quarter, we remain well-positioned to execute our Simplify, Focus and Grow strategy with a strong balance sheet, continued focus on operational excellence and a tailwind in demand provided by the long-term federal infrastructure bill. Ongoing investments in our people and operations will help ensure we are able to meet growing demand."

1725 Shepherd Road | Chattanooga, Tennessee 37421 | 423.899.5898 | astecindustries.com

NEWS RELEASE
Business Operations Update

Acquisition of MINDS Automation Group, Inc. - In April 2022, we acquired Canada-headquartered MINDS Automation Group, Inc., a leader in plant automation control systems and cloud-based data management in the asphalt industry. The acquisition provides us a broader line of controls and automation products designed to deliver enhanced productivity through improved equipment performance for our customers.

Simplify, Focus and Grow Strategic Transformation ("SFG") - We continue to execute on our strategic transformation initiative focused on implementing new business strategies and a new operating structure. SFG is an ongoing, multi-year program with the primary goals of optimizing our manufacturing footprint and centralizing our business into common platforms and operating models to reduce complexity and cost, improving productivity and embedding continuous improvement in our processes. These efforts are considered critical to enabling us to operate competitively and support future growth, which are expected to broadly benefit our customers, partners, employees and shareholders. Currently, we have two elements of the SFG program in operation, which include the implementation of a standardized enterprise resource planning ("ERP") system and a gross margin-generating lean manufacturing initiative at one of our largest sites. The manufacturing initiative is intended to serve as the optimal blueprint for our other manufacturing facilities.

Our multi-year phased implementation of a standardized ERP system across our global organization will replace much of our existing disparate core financial systems. The upgraded ERP will initially convert our internal operations, manufacturing, finance, human capital resources management and customer relationship systems to cloud-based platforms. This new ERP system will provide for standardized processes and integrated technology solutions that enable us to better leverage automation and process efficiency. An implementation of this scale is a major financial undertaking and has required and will continue to require substantial time and attention of management and key employees. We expect to complete the ERP global design in 2022 and convert the operations of one site in 2023 to set the foundation before accelerating the implementation at additional sites. We anticipate incurring total costs associated with the ERP implementation in the range of $125 million to $150 million, with an estimated $25 million to $30 million incurred per year beginning in 2022.

Costs incurred during the three months ended June 30, 2022 were $6.4 million which represent costs directly associated with the SFG initiative and which cannot be capitalized in accordance with U.S. GAAP. These costs are included in "Selling, general and administrative expenses" in the Consolidated Statements of Operations. Additionally, at June 30 2022, we have capitalized $6.8 million in deferred implementation costs associated with the ERP implementation that will be amortized ratably over the remaining contract term once the ERP is ready for use, which are recorded in "Other long-term assets" in the Consolidated Balance Sheets.

Supply Chain - While we actively manage our global supply chain for constraints and volatility, we continued to experience supply chain disruptions in the second quarter. Our vendors and logistics partners have increased lead times for certain components used in our manufacturing process. We have increased the frequency of communications with our suppliers and customers to ensure business continuity as well as anticipate and prepare for any new developments.

Labor - In certain manufacturing locations, we have experienced a shortage of necessary production personnel and increasing labor costs to attract staff in our manufacturing operations resulting in a variety of challenges in running our operations efficiently to meet strong customer demand. We continue to adjust our production schedules and manufacturing workload distribution, outsource components, implement efficiency improvements and actively modify our recruitment process and compensation and benefits to attract and retain production personnel in our manufacturing facilities.

Steel - Steel is a major component of our equipment. Steel prices began increasing in the latter part of 2020. We experienced further increases in steel pricing in 2021 and as we entered 2022 but has stabilized at this higher run rate more recently. Global supply chain disruptions caused by the Russia-Ukraine conflict have added further pressure on steel prices particularly in the international markets where our manufacturing facilities are located. We continue to utilize strategies that include forward-looking contracts and advanced steel purchases to ensure supply and minimize the impact of price volatility. Potential ongoing constraints in the supply of steel products will continue pressuring availability of other components used in our manufacturing process, and thus have adversely impacted our gross margins and may continue to do so.

Highway Funding - Federal funding provides a significant portion of all highway, street, roadway and parking construction in the United States. We believe federal funding influences the purchasing decisions of our customers, who are typically more amenable to making capital equipment purchases with long-term federal legislation in place. In November 2021, the U.S. government enacted the Infrastructure Investment and Jobs Act ("IIJA"), which allocates $548 billion in government spending to new infrastructure over a five-year period, with certain amounts specifically allocated to fund highway and bridge projects. We believe that multi-year highway programs (such as the IIJA) will have the greatest positive impact on the road construction industry and allow our customers to plan and execute longer-term projects.

COVID-19 - Our business has been significantly affected by the contributory effects of the COVID-19 pandemic such as fluctuations in demand for our products, material price increases, increased shipping costs and lead times from production
1725 Shepherd Road | Chattanooga, Tennessee 37421 | 423.899.5898 | astecindustries.com

NEWS RELEASE
materials, supplies and parts, labor shortages and increased labor costs. The COVID-19 pandemic and its contributory effect on the economy may continue to negatively disrupt our business and results of operations in the future. The ongoing impact of the COVID-19 pandemic on our operations and the markets we serve remains uncertain due to constantly evolving developments and cannot be accurately predicted.

Investor Conference Call and Webcast

Astec will conduct a conference call and live webcast today, August 2, 2022, at 8:30 A.M. Eastern Time, to review its second quarter financial results as well as current business conditions.

To access the call, dial (888) 440-4118 on Tuesday, August 2, 2022 at least 10 minutes prior to the scheduled time for the call. International callers should dial (646) 960-0833.

You may also access a live webcast of the call at: https://events.q4inc.com/attendee/908866618

You will need to give your name and company affiliation and reference Astec. An archived web cast will be available for ninety days at www.astecindustries.com.

A replay of the call can be accessed by dialing (800) 770-2030, or (647) 362-9199 for international callers, Conference ID# 8741406. A transcript of the conference call will be made available under the Investor Relations section of the Astec Industries, Inc. website within 5 business days after the call.

About Astec

Astec, (www.astecindustries.com), is a manufacturer of specialized equipment for asphalt road building, aggregate processing and concrete production. Astec's manufacturing operations are divided into two primary business segments: Infrastructure Solutions that includes road building, asphalt and concrete plants, thermal and storage solutions; and Materials Solutions that include our aggregate processing equipment.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995

This News Release contains forward-looking statements within the meaning of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements relate to, among other things, income, earnings, cash flows, changes in operations, operating improvements, businesses in which we operate and the United States and global economies. Statements in News Release that are not historical are hereby identified as "forward-looking statements" and may be indicated by words or phrases such as "anticipates," "supports," "plans," "projects," "expects," "believes," "should," "would," "could," "hope," "forecast," "management is of the opinion," use of the future tense and similar words or phrases. These forward-looking statements are based largely on management's expectations, which are subject to a number of known and unknown risks, uncertainties and other factors discussed and described in our most recent Annual Report on Form 10-K, including those risks described in Part I, Item 1A. Risk Factors thereof, and in other reports filed subsequently by us with the Securities and Exchange Commission, which may cause actual results, financial or otherwise, to be materially different from those anticipated, expressed or implied by the forward-looking statements. All forward-looking statements included in this document are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements to reflect future events or circumstances, except as required by law.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding the Company's results, the Company refers to various U.S. GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures which management believes provides useful information to investors. These non-GAAP financial measures have no standardized meaning prescribed by U.S. GAAP and therefore may not be comparable to the calculation of similar measures for other companies. Management of the Company does not intend these items to be considered in isolation or as a substitute for the related GAAP measures. Nonetheless, this non-GAAP information can be useful in understanding the Company's operating results and the performance of its core business. Management of the Company uses both GAAP and non-GAAP financial measures to establish internal budgets and targets and to evaluate the Company's financial performance against such budgets and targets. A reconciliation of these non-GAAP measures to the most directly comparable GAAP measure is included in the appendix to this News Release.

For Additional Information Contact:
Steve Anderson
Senior Vice President of Administration and Investor Relations
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com
1725 Shepherd Road | Chattanooga, Tennessee 37421 | 423.899.5898 | astecindustries.com

NEWS RELEASE
Astec Industries Inc.
Condensed Consolidated Statements of Operations
(In millions, except shares in thousands and per share amounts; unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021 (a)	2022	2021 (a)
Net sales	$318.2	$277.6	$609.4	$562.0
Cost of sales	257.6	211.5	482.7	427.7
Gross profit	60.6	66.1	126.7	134.3

Operating expenses:
Selling, general and administrative expenses	53.7	48.0	106.4	99.7
Research and development expenses	7.5	7.0	14.5	13.3
Restructuring, impairment and other asset charges, net	3.4	0.8	4.4	1.5
Total operating expenses	64.6	55.8	125.3	114.5
Operating (loss) income	(4.0)	10.3	1.4	19.8

Other income:
Interest expense	(0.6)	(0.2)	(1.0)	(0.4)
Other (expenses) income, net	(0.1)	0.3	(0.1)	0.3
(Loss) income from operations before income taxes	(4.7)	10.4	0.3	19.7
Income tax (benefit) provision	(0.8)	2.1	0.1	2.9
Net (loss) income	(3.9)	8.3	0.2	16.8
Net income attributable to noncontrolling interest	—	—	—	—
Net (loss) income attributable to controlling interest	$(3.9)	$8.3	$0.2	$16.8

Earnings per common share
Basic	$(0.17)	$0.36	$0.01	$0.74
Diluted	(0.17)	0.36	0.01	0.73

Weighted average shares outstanding
Basic	22,851	22,742	22,817	22,688
Diluted	22,851	22,918	22,924	22,905
(a) Certain prior period amounts have been revised to correct immaterial errors related to the overstatement of work-in-process inventory and an overstatement of "Net sales" and Cost of sales" as a result of over-time revenue recognition calculation errors. These errors caused the overstatement of "Net sales" by $0.4 million in both the three and six month periods ended June 30, 2021 and the net understatement of "Cost of sales" by $0.5 million and $0.8 million in the three and six months periods ended June 30, 2021, respectively.

1725 Shepherd Road | Chattanooga, Tennessee 37421 | 423.899.5898 | astecindustries.com

NEWS RELEASE
Astec Industries Inc.
Segment Net Sales and Profits
(In millions; unaudited)

Segment net sales are reported net of intersegment sales. Segment gross profit excludes profit on intersegment sales remaining in inventory.

	Three Months Ended June 30,				Six Months Ended June 30,
	Infrastructure Solutions	Materials Solutions	Corporate	Total	Infrastructure Solutions	Materials Solutions	Corporate	Total

2022 Net sales	$209.6	$107.4	$1.2	$318.2	$407.1	$201.1	$1.2	$609.4
2021 Net sales (a)	179.8	97.8	—	277.6	381.3	180.7	—	562.0
Change $	29.8	9.6	1.2	40.6	25.8	20.4	1.2	47.4
Change %	16.6%	9.8%	—%	14.6%	6.8%	11.3%	—%	8.4%

2022 Gross profit	38.4	21.9	0.3	60.6	80.3	45.8	0.6	126.7
2022 Gross profit %	18.3%	20.4%	25.0%	19.0%	19.7%	22.8%	50%	20.8%
2021 Gross profit (a)	38.8	27.3	—	66.1	87.0	47.3	—	134.3
2021 Gross profit % (a)	21.6%	27.9%	N/M	23.8%	22.8%	26.2%	N/M	23.9%
Change $	(0.4)	(5.4)	0.3	(5.5)	(6.7)	(1.5)	0.6	(7.6)

2022 Adjusted EBITDA	15.9	9.5	(12.3)	13.1	32.3	21.7	(22.1)	31.9
2021 Adjusted EBITDA (a)	16.5	15.9	(11.9)	20.5	42.7	25.6	(26.9)	41.4
Change $	(0.6)	(6.4)	(0.4)	(7.4)	(10.4)	(3.9)	4.8	(9.5)
Change %	(3.6)%	(40.3)%	(3.4)%	(36.1)%	(24.4)%	(15.2)%	17.8%	(22.9)%

(a) Certain prior period amounts have been revised to correct immaterial errors related to the overstatement of work-in-process inventory and an overstatement of "Net sales" and Cost of sales" as a result of over-time revenue recognition calculation errors. These errors caused the overstatement of "Net sales" by $0.4 million in both the three and six month periods ended June 30, 2021 and the net understatement of "Cost of sales" by $0.5 million and $0.8 million in the three and six months periods ended June 30, 2021, respectively.

N/M = Not Meaningful

1725 Shepherd Road | Chattanooga, Tennessee 37421 | 423.899.5898 | astecindustries.com

NEWS RELEASE
A reconciliation of total segment Adjusted EBITDA to the Company's net income attributable to controlling interest is as follows (in millions; unaudited):

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021 (a)	Change $	2022	2021 (a)	Change $
Segment Operating Adjusted EBITDA	$13.1	$20.5	$(7.4)	$31.9	$41.4	$(9.5)
Adjustments:
Transformation program	(6.4)	(2.1)	(4.3)	(11.7)	(5.3)	(6.4)
Facility closures and reduction in force	(0.4)	(0.8)	0.4	(1.4)	(1.6)	0.2
Asset impairment	(3.0)	(0.2)	(2.8)	(3.0)	(0.2)	(2.8)
Gain on sale of property, equipment and business, net	—	0.2	(0.2)	—	0.3	(0.3)
Transaction costs	(0.8)	—	(0.8)	(1.4)	—	(1.4)
Interest expense, net	(0.4)	—	(0.4)	(0.6)	(0.1)	(0.5)
Depreciation and amortization	(6.9)	(7.5)	0.6	(13.6)	(15.1)	1.5
Income tax benefit (provision)	0.8	(2.1)	2.9	(0.1)	(2.9)	2.8
Recapture of intercompany profit	0.1	0.3	(0.2)	0.1	0.3	(0.2)
Net (loss) income attributable to controlling interest	$(3.9)	$8.3	$(12.2)	$0.2	$16.8	$(16.6)

(a) Certain prior period amounts have been revised to correct immaterial errors related to the overstatement of work-in-process inventory and an overstatement of "Net sales" and Cost of sales" as a result of over-time revenue recognition calculation errors. These errors caused the overstatement of "Net sales" by $0.4 million in both the three and six month periods ended June 30, 2021 and the net understatement of "Cost of sales" by $0.5 million and $0.8 million in the three and six months periods ended June 30, 2021, respectively.

1725 Shepherd Road | Chattanooga, Tennessee 37421 | 423.899.5898 | astecindustries.com

NEWS RELEASE
Astec Industries Inc.
Condensed Consolidated Balance Sheets
(In millions; unaudited)

	June 30, 2022	December 31, 2021 (a)
Assets
Current assets:
Cash, cash equivalents and restricted cash	$50.6	$134.4
Investments	5.8	8.6
Trade receivables and contract assets, net	160.1	141.7
Inventories, net	371.1	298.7
Other current assets, net	73.9	52.6
Total current assets	661.5	636.0
Property, plant and equipment, net	162.3	171.7
Other long-term assets	126.1	98.1
Total assets	$949.9	$905.8

Liabilities
Current liabilities:
Accounts payable	$104.3	$82.2
Customer deposits	73.4	60.2
Other current liabilities	95.7	80.9
Total current liabilities	273.4	223.3
Long-term debt	0.1	0.2
Other long-term liabilities	32.5	31.0
Total equity	643.9	651.3
Total liabilities and equity	$949.9	$905.8

(a) Certain prior period amounts have been revised to correct immaterial errors related to the overstatement of contract assets of $2.4 million, work-in-process inventory of $4.3 million, accounts payable of $1.3 million, other current liabilities of $0.7 million, equity of $3.5 million and the understatement of other current assets of $1.0 million and other long-term assets of $0.2 million.

1725 Shepherd Road | Chattanooga, Tennessee 37421 | 423.899.5898 | astecindustries.com

NEWS RELEASE
Astec Industries Inc.
Condensed Consolidated Statements of Cash Flows
(In millions; unaudited)

	Six Months Ended June 30,
	2022	2021 (a)
Cash flows from operating activities:
Net income	$0.2	$16.8
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	13.6	15.1
Provision for credit losses	0.2	0.7
Provision for warranties	6.4	4.9
Deferred compensation (benefit) expense	(0.9)	0.3
Share-based compensation	3.4	2.9
Deferred tax (benefit) provision	(8.0)	5.4
Gain on disposition of property and equipment	—	(0.3)
Asset impairment charges, net	3.0	0.2
Distributions to deferred compensation programs' participants	(0.4)	(1.1)
Change in operating assets and liabilities, excluding the effects of acquisitions:
Purchase of trading securities, net	(0.5)	(3.1)
Receivables and other contract assets	(21.5)	(32.5)
Inventories	(71.5)	(6.6)
Prepaid expenses	(3.8)	(0.1)
Other assets	(4.8)	(0.5)
Accounts payable	22.7	25.5
Accrued loss reserves	0.5	(0.4)
Accrued payroll and related expenses	6.7	7.8
Other accrued liabilities	2.0	6.6
Accrued product warranty	(5.2)	(4.7)
Customer deposits	14.2	0.9
Income taxes payable/prepaid	1.8	(7.3)
Net cash (used in) provided by operating activities	(41.9)	30.5
Cash flows from investing activities:
Acquisitions, net of cash acquired	(17.8)	0.1
Price adjustment on prior sale of subsidiary	—	(1.1)
Expenditures for property and equipment	(18.8)	(7.2)
Proceeds from sale of property and equipment	0.2	1.5
Purchase of investments	(0.6)	(0.6)
Sale of investments	0.1	0.5
Net cash used in investing activities	(36.9)	(6.8)

(a) Certain prior period amounts have been revised to correct immaterial errors related to the overstatement of work-in-process inventory and an overstatement of "Net sales" and Cost of sales" as a result of over-time revenue recognition calculation errors. These errors caused the overstatement of "Net sales" by $0.4 million in both the three and six month periods ended June 30, 2021 and the net understatement of "Cost of sales" by $0.5 million and $0.8 million in the three and six months periods ended June 30, 2021, respectively.

(Continued)

1725 Shepherd Road | Chattanooga, Tennessee 37421 | 423.899.5898 | astecindustries.com

NEWS RELEASE
Astec Industries Inc.
Condensed Consolidated Statements of Cash Flows (Continued)
(In millions; unaudited)

	Six Months Ended June 30,
	2022	2021
Cash flows from financing activities:
Payment of dividends	(5.5)	(5.0)
Proceeds from borrowings on credit facility and bank loans	28.5	2.3
Repayments of borrowings on credit facility and bank loans	(25.3)	(2.7)
Sale of Company stock by deferred compensation programs, net	0.2	0.5
Withholding tax paid upon vesting of share-based compensation awards	(1.6)	(3.2)
Net cash used in financing activities	(3.7)	(8.1)
Effect of exchange rates on cash	(1.3)	0.3
(Decrease) increase in cash and cash equivalents and restricted cash	(83.8)	15.9
Cash and cash equivalents and restricted cash, beginning of period	134.4	158.6
Cash and cash equivalents and restricted cash, end of period	$50.6	$174.5
1725 Shepherd Road | Chattanooga, Tennessee 37421 | 423.899.5898 | astecindustries.com

NEWS RELEASE
Appendix

The following tables present selected line items from the Consolidated Statements of Operations and segment information for the respective periods identified.

2Q 2022 GAAP to Non-GAAP Reconciliation Table
	As Reported (GAAP)	Restructuring, Impairment, and Other Charges, Net	Transformation Program	Transaction Costs	As Adjusted (Non-GAAP)
Consolidated
Net sales	$318.2	$—	$—	$—	$318.2
Gross profit	60.6	—	—	—	60.6
Gross profit %	19.0%				19.0%
Selling, general and administrative expenses	53.7	—	(6.4)	(0.8)	46.5
Restructuring, impairment and other asset charges, net	3.4	(3.4)	—	—	—
Operating (loss) income	(4.0)	3.4	6.4	0.8	6.6
Income taxes	(0.8)	0.8	1.4	0.2	1.6
Net (loss) income attributable to controlling interest	(3.9)	2.6	5.0	0.6	4.3
Diluted EPS	(0.17)	0.11	0.22	0.03	0.19

Infrastructure Solutions
Net sales	209.6	—	—	—	209.6
Gross profit	38.4	—	—	—	38.4
Gross profit %	18.3%				18.3%

Materials Solutions
Net sales	107.4	—	—	—	107.4
Gross profit	21.9	—	—	—	21.9
Gross profit %	20.4%				20.4%
1725 Shepherd Road | Chattanooga, Tennessee 37421 | 423.899.5898 | astecindustries.com

NEWS RELEASE

2Q YTD 2022 GAAP to Non-GAAP Reconciliation Table
	As Reported (GAAP)	Restructuring, Impairment, and Other Charges, Net	Transformation Program	Transaction Costs	As Adjusted (Non-GAAP)
Consolidated
Net sales	$609.4	$—	$—	$—	$609.4
Gross profit	126.7	—	—	—	126.7
Gross profit %	20.8%				20.8%
Selling, general and administrative expenses	106.4	—	(11.7)	(1.4)	93.3
Restructuring, impairment and other asset charges, net	4.4	(4.4)	—	—	—
Operating income	1.4	4.4	11.7	1.4	18.9
Income taxes	0.1	1.0	2.7	0.3	4.1
Net income attributable to controlling interest	0.2	3.4	9.0	1.1	13.7
Diluted EPS	0.01	0.15	0.39	0.05	0.60

Infrastructure Solutions
Net sales	407.1	—	—	—	407.1
Gross profit	80.3	—	—	—	80.3
Gross profit %	19.7%				19.7%

Materials Solutions
Net sales	201.1	—	—	—	201.1
Gross profit	45.8	—	—	—	45.8
Gross profit %	22.8%				22.8%

1725 Shepherd Road | Chattanooga, Tennessee 37421 | 423.899.5898 | astecindustries.com

NEWS RELEASE

2Q 2021 (a) GAAP to Non-GAAP Reconciliation Table
	As Reported (GAAP)	Restructuring, Impairment, and Other Charges, Net	Transformation Program	As Adjusted (Non-GAAP)
Consolidated
Net sales	$277.6	$—	$—	$277.6
Gross profit	66.1	—	—	66.1
Gross profit %	23.8%			23.8%
Selling, general and administrative expenses	48.0	—	(2.1)	45.9
Restructuring, impairment and other asset charges, net	0.8	(0.8)	—	—
Operating income	10.3	0.8	2.1	13.2
Income taxes	2.1	0.2	0.5	2.8
Net income attributable to controlling interest	8.3	0.6	1.6	10.5
Diluted EPS	0.36	0.03	0.07	0.46

Infrastructure Solutions
Net sales	179.8	—	—	179.8
Gross profit	38.8	—	—	38.8
Gross profit %	21.6%			21.6%

Materials Solutions
Net sales	97.8	—	—	97.8
Gross profit	27.3	—	—	27.3
Gross profit %	27.9%			27.9%

(a) Certain prior period amounts have been revised to correct immaterial errors related to the overstatement of work-in-process inventory and an overstatement of "Net sales" and Cost of sales" as a result of over-time revenue recognition calculation errors. These errors caused the overstatement of "Net sales" by $0.4 million in both the three and six month periods ended June 30, 2021 and the net understatement of "Cost of sales" by $0.5 million and $0.8 million in the three and six months periods ended June 30, 2021, respectively.

1725 Shepherd Road | Chattanooga, Tennessee 37421 | 423.899.5898 | astecindustries.com

NEWS RELEASE

2Q YTD 2021 (a) GAAP to Non-GAAP Reconciliation Table
	As Reported (GAAP)	Restructuring, Impairment, and Other Charges, Net	Transformation Program	As Adjusted (Non-GAAP)
Consolidated
Net sales	$562.0	$—	$—	$562.0
Gross profit	134.3	—	—	134.3
Gross profit %	23.9%			23.9%
Selling, general and administrative expenses	200.6	—	(5.3)	195.3
Restructuring, impairment and other asset charges, net	1.5	(1.5)	—	—
Operating income	19.8	1.5	5.3	26.6
Income taxes	2.9	0.3	1.3	4.5
Net income attributable to controlling interest	16.8	1.2	4.0	22.0
Diluted EPS	0.73	0.05	0.18	0.96

Infrastructure Solutions
Net sales	381.3	—	—	381.3
Gross profit	87.0	—	—	87.0
Gross profit %	22.8%			22.8%

Materials Solutions
Net sales	180.7	—	—	180.7
Gross profit	47.3	—	—	47.3
Gross profit %	26.2%			26.2%

(a) Certain prior period amounts have been revised to correct immaterial errors related to the overstatement of work-in-process inventory and an overstatement of "Net sales" and Cost of sales" as a result of over-time revenue recognition calculation errors. These errors caused the overstatement of "Net sales" by $0.4 million in both the three and six month periods ended June 30, 2021 and the net understatement of "Cost of sales" by $0.5 million and $0.8 million in the three and six months periods ended June 30, 2021, respectively.

1725 Shepherd Road | Chattanooga, Tennessee 37421 | 423.899.5898 | astecindustries.com

NEWS RELEASE
Astec Industries Inc.
GAAP vs Non-GAAP Adjusted EPS Reconciliations
(In millions, except per share amounts; unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021 (a)	2022	2021 (a)
Net (loss) income attributable to controlling interest	$(3.9)	$8.3	$0.2	$16.8
Adjustments:
Transformation program	6.4	2.1	11.7	5.3
Facility closures and reduction in force	0.4	0.8	1.4	1.6
Asset impairment	3.0	0.2	3.0	0.2
Gain on sale of property, equipment and business, net	—	(0.2)	—	(0.3)
Transaction costs	0.8	—	1.4	—
Income taxes	(2.4)	(0.7)	(4.0)	(1.6)
Adjusted net income attributable to controlling interest	$4.3	$10.5	$13.7	$22.0

Diluted EPS	$(0.17)	$0.36	$0.01	$0.73
Adjustments:
Transformation program	0.28	0.09	0.51	0.23
Facility closures and reduction in force (b)	0.02	0.04	0.06	0.07
Asset impairment	0.13	0.01	0.13	0.01
Gain on sale of property, equipment and business, net	—	(0.01)	—	(0.01)
Transaction costs	0.04	—	0.06	—
Income taxes	(0.11)	(0.03)	(0.17)	(0.07)
Adjusted EPS	$0.19	$0.46	$0.60	$0.96

(a) Certain prior period amounts have been revised to correct immaterial errors related to the overstatement of work-in-process inventory and an overstatement of "Net sales" and Cost of sales" as a result of over-time revenue recognition calculation errors. These errors caused the overstatement of "Net sales" by $0.4 million in both the three and six month periods ended June 30, 2021 and the net understatement of "Cost of sales" by $0.5 million and $0.8 million in the three and six months periods ended June 30, 2021, respectively.

(b) Calculation includes the impact of a rounding adjustment

1725 Shepherd Road | Chattanooga, Tennessee 37421 | 423.899.5898 | astecindustries.com

NEWS RELEASE
Astec Industries Inc.
EBITDA and Adjusted EBITDA Reconciliations
(In millions; unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021 (a)	2022	2021 (a)
Net sales	$318.2	$277.6	$609.4	$562.0

Net (loss) income attributable to controlling interest	$(3.9)	$8.3	$0.2	$16.8
Interest expense (income), net	0.4	—	0.6	0.1
Depreciation and amortization	6.9	7.5	13.6	15.1
Income tax (benefit) provision	(0.8)	2.1	0.1	2.9
EBITDA	2.6	17.9	14.5	34.9
EBITDA margin	0.8%	6.4%	2.4%	6.2%

Adjustments:
Transformation program	6.4	2.1	11.7	5.3
Facility closures and reduction in force	0.4	0.8	1.4	1.6
Asset impairment	3.0	0.2	3.0	0.2
Gain on sale of property, equipment and business, net	—	(0.2)	—	(0.3)
Transaction costs	0.8	—	1.4	—
Adjusted EBITDA	$13.2	$20.8	$32.0	$41.7
Adjusted EBITDA margin	4.1%	7.5%	5.3%	7.4%

(a) Certain prior period amounts have been revised to correct immaterial errors related to the overstatement of work-in-process inventory and an overstatement of "Net sales" and Cost of sales" as a result of over-time revenue recognition calculation errors. These errors caused the overstatement of "Net sales" by $0.4 million in both the three and six month periods ended June 30, 2021 and the net understatement of "Cost of sales" by $0.5 million and $0.8 million in the three and six months periods ended June 30, 2021, respectively.

1725 Shepherd Road | Chattanooga, Tennessee 37421 | 423.899.5898 | astecindustries.com